CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$2,500,000,000	$322,000

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Pricing Supplement No. 224L, dated February 12, 2014 (To Prospectus dated October 11, 2013 and Prospectus Supplement dated October 11, 2013)	Rule 424(b)(2) File No. 333-191692 CUSIP No. 46623EJY6

JPMORGAN CHASE & CO.

☒	Senior Medium-Term Notes, Series H

Due from Nine Months to Thirty Years from Date of Issue

☐	Subordinated Medium-Term Notes, Series C

Due from Nine Months to Thirty Years from Date of Issue

Principal Amount:	$2,500,000,000
Issue Price:	99.950%
Commission or Discount:	$3,750,000	(0.150%)
Proceeds to Company:	$2,495,000,000

Agents	Principal Amount To be Purchased
J.P. MORGAN SECURITIES LLC	$2,475,000,000
BLAYLOCK ROBERT VAN, LLC	12,500,000
MURIEL SIEBERT & CO., INC.	12,500,000

Agents’ Capacity: if as principal	☐ As agent	☒ As principal

☐	The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.

☒	The Notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount).

Issue Date: February 18, 2014 (T+3)

Stated Maturity: February 15, 2017

Form:    ☒  Book-entry    ☐  Certificated

Currency: U.S. Dollars

☒ Fixed Rate Note:	1.350% per annum

☐ Floating Rate Note:	CD ☐ Treasury Rate ☐	Commercial Paper Rate ☐ Prime Rate ☐	Reuters LIBOR01 ☐

Interest Payment Dates: Semiannually on the 15th of February and August, via following business day convention, commencing August 15, 2014

Interest Reset Dates: Not Applicable

Index Maturity: Not Applicable

Spread (+/-): Not Applicable

Multiplier: Not Applicable

Maximum Interest Rate: Not Applicable       Minimum Interest Rate: Not Applicable

Optional Redemption:    Yes  ☐    No  ☒

Other:

For purposes of this pricing supplement, a “business day” is a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York and London.

Validity of the Notes:

Simpson Thacher & Bartlett LLP, as counsel to the Company, has provided the following opinion to the Company: The notes offered by this pricing supplement have been duly authorized, and when issued by the Company, assuming due authentication thereof by the Trustee or The Bank of New York Mellon, as authenticating agent under the Indenture on behalf of the Trustee, and upon payment and delivery in accordance with the Master Agency Agreement, the notes offered by this pricing supplement will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms. Capitalized terms used but not defined in this paragraph shall have the meanings ascribed thereto in the opinion letter of such counsel dated October 11, 2013, which has been included as an exhibit to a Current Report on Form 8-K of the Company filed on October 11, 2013. The opinion is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing. The opinion also assumes that the Indenture is the valid and legally binding obligation of the Trustee and is subject to customary assumptions as set forth in such opinion letter. Such counsel does not express any opinion concerning any law other than the law of the State of New York and the Delaware General Corporation Law.